Exhibit 99.1

For Immediate Release

Stewart Information Services Nominates New Independent Director for 2015 Annual Meeting

Bulldog Investors Withdraws Proxy Solicitation for 2015 Annual Meeting

HOUSTON, MARCH 27, 2015 — Stewart Information Services Corp. (NYSE: STC) (“Stewart”), today announced the nomination of James Chadwick as a new independent director at Stewart’s 2015 Annual Meeting. Mr. Chadwick will be nominated together with four incumbent directors to be elected by holders of the Common Stock at the Annual Meeting.

Mr. Chadwick brings over 16 years of experience in finance and strategic investments to the Stewart Board. He currently serves as a Director and Portfolio Manager at Ancora Advisors, LLC. He also serves as a director of Imperial Holdings Inc. Mr. Chadwick will join the Compensation Committee of the Board.

Thomas G. Apel, Chairman of the Stewart Board of Directors, said, “Over the past three years, Stewart has aggressively transformed its business to accelerate growth and profitability. We are making significant progress with our strategic initiatives and we look forward to benefiting from Jim’s extensive financial experience as we work to enhance value for all Stewart stockholders.”

In connection with Mr. Chadwick’s appointment, Stewart has entered into an agreement with Bulldog Investors LLC, which owns approximately 1.16 million shares of Stewart common stock, representing approximately 5.0% of the Company’s outstanding shares. Under the agreement, Bulldog Investors has agreed not to solicit proxies in connection with the 2015 Annual Meeting and to vote its shares for the Board’s director nominees and for the Company’s “say-on-pay” proposal at the Annual Meeting. Bulldog Investors has also agreed to a customary standstill provision.

Phillip Goldstein, Principal of Bulldog Investors, said, “We think Stewart has great untapped potential and we believe that stockholders will benefit from Jim Chadwick’s experience and fresh perspective on the Company’s Board. We look forward to significantly improved results from Stewart in the year ahead as the management team and Board work together to enhance shareholder value.”

Under the settlement agreement, Stewart has agreed to submit to stockholders at the Annual Meeting a non-binding proposal relating to the conversion of the Company’s Class B Stock into Common Stock. Approval of the stockholder advisory proposal would not itself eliminate the Company’s dual-class capital structure; but rather it would be an advisory recommendation to the Board to submit such a proposal to the stockholders in the future. Since the Board desires to hear the views of its stockholders concerning the dual-class capital structure, it is not making a recommendation to stockholders regarding votes on this proposal.

The complete agreement between Stewart and Bulldog Investors will be filed in a Form 8-K with the Securities and Exchange Commission.

In connection with the appointment of Mr. Chadwick, Dr. Arthur Porter, who has served as a director since 1993, will not be renominated for election and accordingly, Dr. Porter’s term will expire at the Annual Meeting.

Mr. Apel added, “On behalf of the entire Stewart Board of Directors, I sincerely thank Dr. Porter for his years of service and dedication to Stewart. We are grateful for his commitment and numerous contributions to this Company’s growth and success, and we wish him only the best in his future endeavors.”

James Chadwick

James Chadwick began working with Ancora Advisors LLC in 2014, a Cleveland, OH based registered investment advisor. His primary responsibilities are Portfolio Management and Research for the firm’s Alternative Investments. Mr. Chadwick has over 16 years of investment experience with a focus on micro and small-cap companies. Prior to joining Ancora (2009-2013), Mr. Chadwick was the Managing Director of the private equity firm Harlingwood Equity Partners, LLC. Prior to Harlingwood, James founded and managed two hedge funds, PCI Partners LLC and Monarch Activist Partners LP. He began his investment career in 1999, working for the pioneering engagement investment fund Relational Investors LLC. Mr. Chadwick is currently a board member of Imperial Holdings, Inc. (NYSE – IFT). He received a Bachelor of Arts with Honors from the University of California Los Angeles.

About Stewart

Stewart Information Services Corp. (NYSE:STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and county governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; collateral valuations; due diligence for capital markets; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, and is the preferred real estate services provider. More information can be found at http://www.stewart.com/news, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter @stewarttitleco.

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). On March 9, 2015, the Company filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2015 Annual Meeting. Prior to the 2015 Annual Meeting, the Company will furnish a definitive proxy statement to its stockholders (the “2015 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2015 Annual Meeting and will be set forth in the 2015 Proxy Statement and other materials to be filed with the SEC in connection with the 2015 Annual Meeting.

Stockholders will be able to obtain, free of charge, copies of the 2015 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2015 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.stewart.com) or by contacting Nat Otis by phone at (713) 625-8360, by email at nat.otis@stewart.com or by mail at Stewart Information Services Corporation, Attn: Investor Relations, 1980 Post Oak Blvd., Ste. 800, Houston, TX 77056. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 or toll-free at (888) 750-5834.

Forward-looking statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including the Form 10-K, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

Contact:

Stewart Information Services Corp.

John Arcidiacono, (713) 625-8019

Chief Marketing Officer

jarcidia@stewart.com

or

Nat Otis, (713) 625-8360

Director-Investor Relations

nat.otis@stewart.com

http://www.stewart.com

or

Matthew Sherman / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449